Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Capped Index Knock Out Notes linked to the S&P 500® Index due July 17, 2013	$5,285,000.00	$605.66
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG $5,285,000 Capped Index Knock-Out Notes

Linked to the S&P 500® Index due July 17, 2013

Investment Description

UBS AG Capped Index Knock-Out Notes (the “Notes”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the S&P 500® Index (the “underlying index”). The amount you receive at maturity is based on the return of the underlying index and on whether the closing level is below the initial level by more than the knock-out buffer amount on any trading day during the monitoring period (a “knock-out event”). If the closing level is not below the initial level by more than the knock-out buffer amount on any trading day during the monitoring period, you will receive, at maturity, a return on your investment equal to the greater of the 11.10% contingent minimum return and the index return up to a predetermined maximum return of 15.00%. If the closing level is below the initial level by more than the knock-out buffer amount on any trading day during the monitoring period, you will receive, at maturity, a return on your investment equal to the lesser of the index return and the maximum return. In such case, your Notes will be fully exposed to the decline in the level of the underlying index, and you may lose some or all of your investment. You will not receive interest during the term of the Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent minimum return feature applies only if you hold the Notes to maturity. Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Features
☐	Contingent Minimum Return With Participation in the Positive Performance of the Underlying Index Up to the Maximum Return: At maturity, UBS will pay you the principal amount of the Notes plus a minimum return of 11.10% as long as a knock-out event does not occur during the monitoring period. The Notes provide for the participation in any positive performance of the underlying index above the 11.10% contingent minimum return up to a maximum return of 15.00%. If a knock-out event occurs during the monitoring period, you will be fully exposed to the negative performance of the underlying index.
☐	Contingent Repayment of Principal: The contingent minimum return feature also provides for the contingent repayment of your principal at maturity. If you hold the Notes to maturity and a knock-out event does not occur during the monitoring period, UBS will pay you at least your principal amount plus the contingent minimum return. If a knock-out event does occur, your investment will be fully exposed to any negative index return and, in that case, UBS will pay less than your principal amount, if anything, resulting in a loss proportionate to the negative index return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	June 29, 2012
Settlement Date	July 5, 2012
Observation Date*	July 12, 2013
Maturity Date*	July 17, 2013
*	Subject to postponement in the event of a market disruption event as described in the Capped Index Knock-Out Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS'' BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE CAPPED INDEX KNOCK-OUT NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering Capped Index Knock-Out Notes linked to the S&P 500® Index. The return on the Notes is subject to, and will not exceed, the predetermined maximum return.

Underlying Index	Contingent Minimum Return	Maximum Return	Maximum Payment at Maturity per Note	Initial Level	Knock-Out Buffer Amount	CUSIP	ISIN
S&P 500® Index	11.10%	15.00%	$1,150.00	1362.16	20.00%	902674JK7	US902674JK74

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the Capped Index Knock-Out Notes product supplement relating to the Notes, dated May 21, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$10.00	$990.00
Total	$5,285,000.00	$52,850.00	$5,232,150.00
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated June 29, 2012

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and an index supplement for various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Capped Index Knock-Out Notes product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	Product supplement for Capped Index Knock-Out Notes dated May 21, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000139340112000071/c309251_690701-424b2.htm
➢	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and ``us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refer to the Capped Index Knock-Out Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Capped Index Knock-Out Notes product supplement” mean the UBS product supplement, dated May 21, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 8 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

➢	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.
➢	You believe the underlying index will appreciate over the term of the Notes and that the appreciation is unlikely to exceed an amount equal to the maximum return of 15.00%.
➢	You understand and accept that your potential return is limited to the maximum return and you are willing to invest in the Notes based on the maximum return of 15.00%.
➢	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
➢	You do not seek current income from your investment.
➢	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
➢	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

➢	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
➢	You require an investment designed to guarantee a full return of principal at maturity.
➢	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.
➢	You believe that the level of the underlying index will decline during the term of the Notes and a knock-out event is likely to occur during the monitoring period, or you believe the underlying index will appreciate over the term of the Notes by more than the maximum return of 15.00%.
➢	You seek an investment that has unlimited return potential without a cap on appreciation.
➢	You are unwilling to invest in the Notes based on the maximum return of 15.00%.
➢	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
➢	You seek current income from this investment.
➢	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
➢	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 12 months.
Underlying Index	S&P 500 Index
Contingent Minimum Return	11.10%
Maximum Return	15.00%.
Knock-Out Event	A knock-out event occurs if, on any trading day during the monitoring period, the underlying index closing level is less than the initial level by more than the knock-out buffer amount.
Payment at Maturity (per Note)	If a knock-out event does not occur, you will receive a cash payment per Note equal to:
• if the index return is less than or equal to the contingent minimum return:
$1,000 + ($1,000 × Contingent Minimum Return)
• if the index return is greater than the contingent minimum return but less than the maximum return:
$1,000 + ($1,000 × Index Return)
• if the index return is equal to or greater than the maximum return:
$1,000 + ($1,000 × Maximum Return).
If a knock-out event does occur, you will receive a cash payment per Note equal to:
$1,000 + ($1,000 × the lesser of: (a) the Index Return and (b) the Maximum Return)
If a knock-out event occurs, the contingent return feature is lost, and you will be fully exposed to any decline in the final level as compared to the initial level. As a result, you may lose some or all of your initial investment at maturity.
Index Return	Final Level — Initial Level Initial Level
Initial Level	1362.16, which is the closing level of the underlying index on the trade date, as determined by the calculation agent.
Final Level	The closing level of the underlying index on the observation date, as determined by the calculation agent.
Closing Level	The official closing level of the underlying index, or any successor underlier, published by the index sponsor on a trading day.
Knock-Out Buffer Amount	20.00%
Monitoring Period	The period starting on the trade date and ending on, and including, the observation date.

Determining Payment at Maturity

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples of How the Notes Might Perform at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Principal Amount:	$1,000 per Note
Initial Level:	1362.16
Knock-Out Buffer Amount:	20%
Contingent Minimum Return:	11.10%
Maximum Return:	15%
*	The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Scenario #1:   A Knock-Out Event Does Not Occur during the Monitoring Period.

In this scenario, the hypothetical Notes provide a minimum return equal to the contingent minimum return of 11.10% and participation in any positive index return in excess of the contingent minimum return up to the maximum return of 15%.

Example 1:  The Final Level is 1552.86 (an Index Return of 14%).

Because the index return of 14% is greater than the contingent minimum return of 11.10% but less than the maximum return of 15%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the index return

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × index return) =
$1,000 + ($1,000 × 14%)
=$ 1,140.00

Investor would receive $1,140 at maturity for each Note for a total return on the Notes equal to the index return of 14%.

Example 2:  The Final Level is 1838.92 (an Index Return of 35%).

Because the index return of 35% is greater than the maximum return of 15%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the maximum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × maximum return) =
$1,000 + ($1,000 × 15%)
= $1,150.00

Investor would receive $1,150 at maturity for each Note for a total return on the Notes equal to the maximum return of 15%.

Example 3:  The Final Level is 1225.94 (an Index Return of -10%).

Because the index return of -10% is less than the contingent minimum return of 11.10%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the contingent minimum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × contingent minimum return) =
$1,000 + ($1,000 × 11.10%)
= $1,111.00

Investor would receive $1,111.00 at maturity for each Note for a total return on the Notes equal to the contingent minimum return of 11.10%.

Scenario #2:   A Knock-Out Event Occurs During the Monitoring Period.

In this scenario, the contingent minimum return feature of the hypothetical Notes is lost, and your principal is fully exposed to any negative index return.

Example 1:  The Final Level is 1838.92 (an Index Return of 35%).

Because the index return of 35% is greater than the maximum return of 15%, at maturity, the investor will receive the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by the (ii) maximum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × maximum return) =
$1,000 + ($1,000 × 15%)
= $1,150

Investor would receive $1,150 at maturity for each Note for a total return on the Notes equal to the maximum return of 15%.

Example 2:  The Final Level is 1430.27 (an Index Return of 5%).

Because the index return of 5% is less than the maximum return of 15%, at maturity, the investor will receive the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by the (ii) index return:

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × index return) =
$1,000 + ($1,000 × 5%)
= $1,050

Investor would receive $1,050 at maturity for each Note for a total return on the Notes equal to 5% (the index return).

Example 3:  The Final Level is 1157.84 (an Index Return of -15%).

Because the index return of -15% is less than the maximum return of 15%, at maturity, the investor will receive the principal amount of each Note reduced by the product of (i) the principal amount multiplied by the (ii) index return:

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × index return) =
$1,000 + ($1,000 × -15%)
= $850

Investor would receive $850 at maturity for each Note for a loss on the Notes equal to -15% (the index return).

Example 4:  The Final Level is 681.08 (an Index Return of -50%).

Because the index return of -50% is less than the maximum return of 15%, at maturity, the investor will receive the principal amount of each Note reduced by the product of (i) the principal amount multiplied by the (ii) index return:

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × index return) =
$1,000 + ($1,000 × -50%)
= $500

Investor would receive $500 at maturity for each Note, for a loss on the Notes equal to -50% (the index return).

Accordingly, if a knock-out event occurs, you may lose some or all of your principal amount.

Hypothetical Return Table of the Notes at Maturity

The hypothetical return table below is based on the following assumptions*:

Term:	12 months
Principal Amount:	$1,000 per Note
Initial Level:	1362.16
Knock-Out Buffer Amount:	20%
Contingent Minimum Return:	11.10%
Maximum Return:	15%
*	The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Underlying Index		Knock-Out Event Does Not Occur		Knock-Out Event Occurs
Final Level	Index Return(1)	Payment at Maturity of the Notes	Total Return on the Notes	Payment at Maturity of the Notes	Total Return on the Notes
2043.24	50.00%	$1,150.00	15.00%	$1,150.00	15.00%
1975.13	45.00%	$1,150.00	15.00%	$1,150.00	15.00%
1907.02	40.00%	$1,150.00	15.00%	$1,150.00	15.00%
1838.92	35.00%	$1,150.00	15.00%	$1,150.00	15.00%
1770.81	30.00%	$1,150.00	15.00%	$1,150.00	15.00%
1702.70	25.00%	$1,150.00	15.00%	$1,150.00	15.00%
1634.59	20.00%	$1,150.00	15.00%	$1,150.00	15.00%
1566.48	15.00%	$1,150.00	15.00%	$1,150.00	15.00%
1552.86	14.00%	$1,140.00	14.00%	$1,140.00	14.00%
1513.36	11.10%	$1,111.10	11.10%	$1,111.00	11.10%
1498.38	10.00%	$1,111.10	11.10%	$1,100.00	10.00%
1430.27	5.00%	$1,111.10	11.10%	$1,050.00	5.00%
1362.16	0.00%	$1,111.10	11.10%	$1,000.00	0.00%
1294.05	-5.00%	$1,111.10	11.10%	$950.00	-5.00%
1225.94	-10.00%	$1,111.10	11.10%	$900.00	-10.00%
1157.84	-15.00%	$1,111.10	11.10%	$850.00	-15.00%
1089.73	-20.00%	$1,111.10	11.10%	$800.00	-20.00%
1021.62	-25.00%	n/a	n/a	$750.00	-25.00%
1008.00	-26.00%	n/a	n/a	$740.00	-26.00%
953.51	-30.00%	n/a	n/a	$700.00	-30.00%
885.40	-35.00%	n/a	n/a	$650.00	-35.00%
817.30	-40.00%	n/a	n/a	$600.00	-40.00%
749.19	-45.00%	n/a	n/a	$550.00	-45.00%
681.08	-50.00%	n/a	n/a	$500.00	-50.00%
(1)	The hypothetical index return range is provided for illustrative purposes only. The actual index return may be below -50% and you therefore may lose up to 100% of your principal amount.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the ``Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

➢	Risk of loss at maturity — The Notes do not guarantee any return of principal at maturity. The return on the Notes depends on (i) whether a knock-out event occurs and (ii) the direction of and percentage change in the final level of the underlying index relative to its initial level. If a knock-out event occurs, you will be fully exposed to any negative performance of the underlying index on the observation date and you may lose some or all of your principal. Specifically, in such case, you will lose 1% (or a fraction thereof) of your principal at maturity for each 1% (or a fraction thereof) that the index return is less than zero.
➢	The contingent repayment of principal applies only at maturity — The contingent repayment of your principal is only available if a knock-out event does not occur and if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if a knock-out event has not occurred. You should be willing to hold your Notes to maturity.
➢	Your growth potential is limited — The Notes do not offer full participation in any positive appreciation of the underlying index. The Notes allow for participation in any positive index return that exceeds the contingent minimum return only up to the predetermined maximum return of 15.00%. In no event will the return on your Notes be greater than the maximum return. Since the maximum payment amount on the Notes is capped, you will not accrue or benefit from a positive index return in excess of an amount equal to the predetermined maximum return. As a result, the return on an investment in the Notes may be less than the return on a hypothetical direct investment in the underlying index or index constituent stocks.
➢	You will not be entitled to any contingent minimum return if a knock-out event occurs — The Notes are subject to daily closing level monitoring. As a result, if a knock-out event occurs, you will not be entitled to receive the contingent minimum return of 11.10% on the Notes and you will be fully exposed at maturity to any depreciation in the underlying index. Under these circumstances, if the final level is less than the initial level, you will lose 1% of the principal amount of your investment for every 1% decrease in the final level as compared to the initial level. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in level of the underlying index.
➢	No interest payments — UBS will not pay any interest with respect to the Notes.
➢	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
➢	Market risk — The return on the Notes is directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index (“index constituent stocks”), and will depend on whether (i) a knock-out event has occurred and (ii) the extent to which the index return is positive. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You will lose some or all of your principal amount if (i) a knock-out event occurs and (ii) the index return is negative.
➢	Owning the Notes is not the same as owning the index constituent stocks — Owning the Notes is not the same as owning the index constituent stocks. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.
➢	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial level or that a knock-out event will not occur. The level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.
➢	The underlying index reflects price return, not total return — The return on your Notes is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Notes will not include such a total return feature or dividend component. However, dividends paid by and changes in dividend policy by, issuers of index constituent stocks may affect the price of such stocks and, therefore, the level of the underlying index.
➢	Changes affecting the underlying index could have an adverse effect on the value of the Notes — The policies of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Notes.
➢	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider yourinterest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
➢	The Notes are considered “hold to maturity” products. Generally there is no liquid market for the Notes.
➢	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
➢	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividends paid on the index constituent stocks; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.
➢	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Notes.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the index constituent stocks or trading activities related to the underlying index or any index constituent stocks, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the index return and the payment at maturity of the Notes based on the closing level of the underlying index on the observation date. The calculation agent can postpone the determination of the index return or the maturity date if a market disruption event occurs and is continuing on the observation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying index to which the Notes are linked.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 10.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-34 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Accordingly, the tax treatment of the Notes is uncertain. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying index. If your Notes are so treated, you should generally not accrue any income with respect to the Notes prior to sale, exchange or maturity of the Notes and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-35 of the product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-34 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets  — Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of certain thresholds may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500 Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500 Index.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Notes.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of June 29, 2012 indicated below: Consumer Discretionary (81); Consumer Staples (41); Energy (44); Financials (81); Health Care (52); Industrials (61); Information Technology (70); Materials (30); Telecommunications Services (8); and Utilities (32).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500 Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500 Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing level as reported by Bloomberg Professional service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on June 29, 2012 was 1362.16. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	1447.16	1273.37	1322.70
4/1/2008	6/30/2008	1426.63	1278.38	1280.00
7/1/2008	9/30/2008	1305.32	1106.39	1166.36
10/1/2008	12/31/2008	1161.06	752.44	903.25
1/2/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1071.66	879.13	1057.08
10/1/2009	12/31/2009	1127.78	1025.21	1115.10
1/4/2010	3/31/2010	1174.17	1056.74	1169.43
4/1/2010	6/30/2010	1217.28	1030.71	1030.71
7/1/2010	9/30/2010	1148.67	1022.58	1141.20
10/1/2010	12/31/2010	1259.78	1137.03	1257.64
1/3/2011	3/31/2011	1343.01	1256.88	1325.83
4/1/2011	6/30/2011	1363.61	1265.42	1320.64
7/1/2011	9/30/2011	1353.22	1119.46	1131.42
10/3/2011	12/30/2011	1285.09	1099.23	1257.60
1/3/2012	3/30/2012	1416.51	1277.06	1408.47
4/2/2012*	6/29/2012*	1419.04	1278.04	1362.16
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 29, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2000 through June 29, 2012, based on information from Bloomberg. The dotted line represents the level determined by reference to the knock-out buffer amount of 20.00% based upon the closing level on June 29, 2012. A knock-out event will occur if the closing level is below the initial level by more than the knock-out buffer amount on any trading day during the monitoring period. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution

We have agreed to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.